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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller III                          Lloyd               I
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

Naples                              FL                   34102
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Porta Systems Corporation (PSI)
--------------------------------------------------------------------------------

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

###-##-####
________________________________________________________________________________
4.   Statement for Month/Year

June, 2000
--------------------------------------------------------------------------------

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------   Amount        or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code    V                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/5/2000            S            33,500(1)     D(1)  $2.14                    I       By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/6/2000            S            18,900(1)     D(1)  $2.216                   I       By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/8/2000            S            17,650(1)     D(1)  $2.133                   I       By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/12/2000           S            37,000(1)     D(1)  $2.75                    I       By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/19/2000           S            12,700(1)     D(1)  $2.00     351,013(3)     I       By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/5/2000            S            33,500(1)     D(1)  $2.14                    I       By Trust C
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/6/2000            S            18,900(1)     D(1)  $2.216                   I       By Trust C
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/8/2000            S            17,650(1)     D(1)  $2.133                   I       By Trust C
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/12/2000           S            36,900(1)     D(1)  $2.75                    I       By Trust C
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/15/2000           S             1,500(1)     D(1)  $2.125                   I       By Trust C
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/16/2000           S             1,100(1)     D(1)  $2.00     254,155(3)     I       By Trust C
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/2/2000            S            42,000(1)     D(1)  $2.00                    I       By Milfam I,
                                                                                                                        L.P.
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).


                                                                          (Over)
                                                                 SEC 1474 (7-96)

                                    1 of 4

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Non-Qualified                                                                  Common
 Stock Option       $3.85    5/98                                    04/30/08  Stock    2,000(2)        2,000       D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Series B Warrants   $3.00    1/98                                    12/31/02  Stock   25,000(3)       25,000       I   By Trust A-2
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Series B Warrants   $3.00    1/98                                    12/31/02  Stock   25,000(3)       25,000       I     By Keogh
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Trust f/b/o
                                                                               Common                                   Kimberly I.
Series B Warrants   $3.00    1/98                                    12/31/02  Stock     5,000(3)       5,000       I      Miller
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Trust f/b/o
                                                                               Common                                    Catherine
Series B Warrants   $3.00    1/98                                    12/31/02  Stock     5,000(3)       5,000       I      Miller
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           UGMA
                                                                               Common                                    Alexandra
Series B Warrants   $3.00    1/98                                    12/31/02  Stock     5,000(3)       5,000       I     Miller
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Trust
                                                                               Common                                     Lloyd I.
Series B Warrants   $3.00    1/98                                    12/31/02  Stock     5,000(3)       5,000       I    Miller GST
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           UGMA
                                                                               Common                                     Lloyd I.
Series B Warrants   $3.00    1/98                                    12/31/02  Stock     5,000(3)       5,000       I    Miller, IV
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Shares sold pursuant to a prospectus
(2) These options are granted pursuant to the Company's 1996 Long-Term Incentive Plan, a 16b-3 plan, and are exercisable in installments.
(3) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein.


/s/      Lloyd I. Miller, III                                    7/10/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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

1.   Name and Address of    2.   Issuer Name and Ticker          3.   Statement for Month/Year
     Reporting Person*           or Trading Symbol

     Miller, III  Lloyd  I       Porta Systems Corporation (PSI)       June, 2000

--------------------------------------------------------------------------------
(Continued)
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------   Amount        or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code    V                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By Milfam I,
Common Stock                      6/6/2000            S            37,500(1)     D(1)  $2.16                    I          L.P.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By Milfam I,
Common Stock                      6/7/2000            S            47,900(1)     D(1)  $2.39                    I          L.P.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By Milfam I,
Common Stock                      6/9/2000            S            26,400(1)     D(1)  $2.441                   I          L.P.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By Milfam I,
Common Stock                      6/13/2000           S            41,500(1)     D(1)  $2.4809                  I          L.P.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By Milfam I,
Common Stock                      6/14/2000           S               300(1)     D(1)  $2.1875                  I          L.P.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By Milfam I,
Common Stock                      6/14/2000           S             7,400(1)     D(1)  $2.125                   I          L.P.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By Milfam I,
Common Stock                      6/27/2000           S            50,000(1)     D(1)  $1.6875  441,502(3)      I          L.P.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By Milfam I,
Common Stock                                                                                      1,000(3)      I          L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                    181,462(3)      I        By Wife
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       By Milfam I,
Common Stock                                                                                     54,246(3)      D          L.P.
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).


                                                                          (Over)
                                                                 SEC 1474 (7-96)

                                    3 of 4

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

                                                                               Common
Series C Warrants   $1,90    1/99                                    12/31/03  Stock    6,250(3)        6,250       I   By Trust A-2
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Series C Warrants   $1.90    1/99                                    12/31/03  Stock    6,250(3)        6,250       I     By Keogh
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Trust f/b/o
                                                                               Common                                    Kimberly I.
Series C Warrants   $1.90    1/99                                    12/31/03  Stock    1,250(3)        1,250       I       Miller
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Trust f/b/o
                                                                               Common                                    Catherine
Series C Warrants   $1.90    1/99                                    12/31/03  Stock    1,250(3)        1,250       I      Miller
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           UGMA
                                                                               Common                                    Alexandra
Series C Warrants   $1.90    1/99                                    12/31/03  Stock     1,250(3)       1,250       I     Miller
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Trust
                                                                               Common                                     Lloyd I.
Series C Warrants   $1.90    1/99                                    12/31/03  Stock     1,250(3)       1,250       I    Miller GST
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           UGMA
                                                                               Common                                     Lloyd I.
Series C Warrants   $1.90    1/99                                    12/31/03  Stock     1,250(3)       1,250       I    Miller, IV
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================



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